                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                             SAUER-DANFOSS INC.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                              [SAUER-DANFOSS LOGO]

                             2800 EAST 13TH STREET
                                AMES, IOWA 50010

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2001

                            ------------------------

TO OUR STOCKHOLDERS:

    The annual meeting of stockholders of Sauer-Danfoss Inc., a Delaware corporation, will be held at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota 55428, on Wednesday, May 16, 2001, commencing at 8:30 a.m. local time. At the meeting, stockholders will act on the following matters:

    1. To elect ten (10) directors for a term expiring at the annual meeting of stockholders to be held in 2002, and until their respective successors are duly elected and shall qualify.

    2. To ratify the appointment of KPMG LLP as the Company's independent accountants for 2001.

    3. To transact such other business as may properly come before the meeting or any postponement, adjournment, or adjournments.

    Stockholders of record at the close of business on March 29, 2001 are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE EITHER COMPLETE, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY CARD IN THE PROVIDED ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET USING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, WHETHER BY MAIL, BY TELEPHONE, OR VIA THE INTERNET, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE ("STREET NAME") YOU WILL NEED TO OBTAIN FROM THE RECORD HOLDER AND BRING TO THE MEETING A PROXY ISSUED IN YOUR NAME, AUTHORIZING YOU TO VOTE THE SHARES.

                                          By order of the Board of Directors,

                                          /s/ Kenneth D. McCuskey

                                          Kenneth D. McCuskey
                                          CORPORATE SECRETARY

Ames, Iowa
April 11, 2001

                               SAUER-DANFOSS INC.
                             2800 EAST 13TH STREET
                                AMES, IOWA 50010

                            ------------------------

                                PROXY STATEMENT
                                 APRIL 11, 2001

                            ------------------------

                              GENERAL INFORMATION

SOLICITATION AND REVOCABILITY OF PROXIES

    The enclosed proxy is being solicited on behalf of the Board of Directors of Sauer-Danfoss Inc. (the "Company") for use at the annual meeting of the stockholders to be held on May 16, 2001 (the "Annual Meeting"), and at any postponement, adjournment, or adjournments. Most stockholders have a choice of voting via the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for stockholders of record will be available until midnight of May 15, 2001, the day prior to the Annual Meeting.

    Any proxy given does not affect your right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Kenneth D. McCuskey, Corporate Secretary, by mail, telegram, or facsimile, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by appearing at the Annual Meeting in person and voting by ballot. Persons whose shares are held of record by a brokerage house, bank, or other nominee and who wish to vote at the meeting, must obtain from the record holder a proxy issued in such person's name.

    The Company intends to mail this Proxy Statement and the accompanying proxy on or about April 11, 2001.

EXPENSE OF SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy and any additional information furnished to stockholders. The Company will reimburse banks, brokerage houses, custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners. In addition to solicitations by mail, regular employees and directors of the Company may solicit proxies in person or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies.

VOTING OF PROXIES

    All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with the instructions on the proxy. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY COMPLETED PROXY, THE SHARES REPRESENTED BY THAT PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR DESIGNATED BELOW AND FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR 2001.

PERSONS ENTITLED TO VOTE

    Only holders of common stock of the Company of record as of the close of business on March 29, 2001 are entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, 47,402,768 shares of common stock were outstanding. Holders of common stock are entitled to one (1) vote for each share held on all matters to be voted upon. Shares cannot be voted at the Annual Meeting unless the owner is present in person or represented by proxy. The directors shall be elected by an affirmative vote of a plurality of the shares that are entitled to vote on the election of directors and that are represented at the meeting by stockholders who are present in person or by proxy, assuming a quorum is present. The ten nominees for directors receiving the greatest number of votes at the Annual Meeting will be elected as directors. For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

    When a broker or other nominee holding shares for a customer votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "Broker Nonvote." Properly executed proxies marked "Abstain" or proxies required to be treated as "Broker Nonvotes" will be treated as present for purposes of determining whether there is a quorum at the meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker Nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information as of March 29, 2001, with respect to shares of common stock of the Company that were owned beneficially by: (i) each beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of the directors; (iii) each of the executive officers of the Company named in the Summary Compensation table; and (iv) all executive officers and directors of the Company as a group.

                                                              NUMBER OF SHARES   PERCENT OF
                                                                BENEFICIALLY     OUTSTANDING
BENEFICIAL OWNERS, DIRECTORS, AND EXECUTIVE OFFICERS              OWNED(1)         SHARES
----------------------------------------------------          ----------------   -----------
Klaus Murmann & Co. KG(2)...................................     36,053,462(3)      76.1%
Danfoss Murmann Holding A/S(4)..............................     35,415,962(5)      74.7%
Danfoss A/S(4)..............................................     35,415,962(5)      74.7%
Sauer Holding GmbH(2).......................................     36,053,462(3)      76.1%
Sauer GmbH(2)...............................................     10,474,000(6)      22.1%
Klaus H. Murmann, Director and Chairman(2)..................     36,181,687(3)      76.3%
Hannelore Murmann(2)........................................     36,320,562(3)      76.6%
Nicola Keim, Director(2)....................................     36,055,462(3)      76.1%
Sven Murmann, Director(2)...................................     36,055,462(3)      76.1%
Ulrike Murmann-Knuth(2).....................................     36,053,462(3)      76.1%
Jan Murmann(2)..............................................     36,053,462(3)      76.1%
Anja Murmann(2).............................................     36,053,462(3)      76.1%
Brigitta Zoellner(2)........................................     36,053,462(3)      76.1%
Christa Zoellner(2).........................................     36,053,462(3)      76.1%
David L. Pfeifle, Director, President and Chief Executive
  Officer(7)................................................        282,200             *
Niels Erik Hansen, Executive Vice President and Chief
  Operating Officer(2)......................................              0            0%
David J. Anderson, Vice President--Sales and
  Marketing--Americas and East Asia(7)......................        145,000(8)          *
Kenneth D. McCuskey, Vice President--Finance, Treasurer and
  Secretary(7)..............................................        142,500(8)          *
Albert Zahalka, Vice President--Electrohydraulics(7)........          7,500             *
Jorgen Clausen, Director and Vice Chairman(4)...............         59,000             *
Ole Steen Andersen, Director(4).............................          1,000             *
Johannes F. Kirchhoff, Director(2)..........................          2,400             *
Hans Kirk, Director(4)......................................          1,000             *
F. Joseph Loughrey, Director(7).............................          3,000(9)          *
Richard M. Schilling, Director(7)...........................          7,000             *
All directors and executive officers as a group
  (21 persons)..............................................     37,242,737(10)     78.6%

------------------------

*   Represents less than 1%.

 (1) Unless otherwise indicated in the following notes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

 (2) The mailing address for each of these entities and persons is c/o Sauer Holding GmbH, Krokamp 35, 24539 Neumunster, Federal Republic of Germany.

 (3) These shares include 10,474,000 shares owned directly by Sauer GmbH, a German limited liability company, 6,812,500 shares owned directly by Sauer Holding GmbH, a German limited liability company ("Sauer Holding"), 525,000 shares owned directly by EMF Europaische Marketing und Finanzmanagement AG, a German corporation ("EMF"), and 18,241,962 shares owned directly by Danfoss Murmann Holding A/S ("the Holding Company"). Sauer GmbH possesses only shared dispositive power and no voting power over 10,361,500 of the shares which it owns directly, as to which an irrevocable voting proxy (the "Voting Proxy") has been granted to the Holding Company. Sauer Holding possesses only shared voting and dispositive power over the 6,812,500 shares which it owns directly. As a result of its 100% ownership of Sauer GmbH, Sauer Holding has shared voting and dispositive power over 112,500 of the shares owned directly by Sauer GmbH. As a result of its 99.9% interest in Sauer GmbH & Co. Hydraulik KG, a German limited partnership, which is the 100% owner of EMF, Sauer Holding has shared voting and dispositive power over the 525,000 shares owned directly by EMF. As a result of its 50% voting power over the Holding Company, Sauer Holding has shared voting and dispositive power over the 18,241,962 shares owned directly by the Holding Company and over the 10,361,500 shares owned directly by Sauer GmbH that are subject to the Voting Proxy. Sauer Holding disclaims beneficial ownership of the 29,240,962 shares directly owned in the aggregate by Sauer GmbH, EMF and the Holding Company. As a result of its 100% ownership of Sauer Holding, Klaus Murmann & Co. KG, a German partnership ("Murmann KG"), has shared voting and dispositive power over the 36,053,462 shares owned in the aggregate by Sauer GmbH, Sauer Holding, EMF and the Holding Company. Klaus
     H. Murmann and Hannelore Murmann, as the general partners of Murmann KG, and Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner and Christa Zoellner, as limited partners of Murmann KG who share the power to vote on investment decisions, also have shared voting and dispositive power over these 36,053,462 shares. Murmann KG, Klaus H. Murmann, Hannelore Murmann, Nicola Keim, Sven Murmann, Ulrike Murmann-Knuth, Anja Murmann, Jan Murmann, Brigitta Zoellner and Christa Zoellner each disclaim beneficial ownership of the 36,053,462 shares owned directly in the aggregate by Sauer GmbH, Sauer Holding, EMF and the Holding Company.

 (4) The mailing address for each of these entities and persons is DK-6430 Nordborg, Denmark.

 (5) These shares include 18,241,962 shares owned directly by the Holding Company. As a result of its 50% voting power over the Holding Company, Danfoss A/S has shared voting and dispositive power over these shares. These shares also include 10,361,500 shares owned directly by Sauer GmbH, that are subject to the Voting Proxy. The Holding Company has sole voting power, but no dispositive power (sole or shared), over these shares. Danfoss A/S has shared voting and dispositive power over these shares. These shares also include 6,812,500 shares owned directly by Sauer Holding, as to which the Holding Company and Danfoss A/S have shared voting and dispositive power. The Holding Company disclaims beneficial ownership of 6,812,500 of these shares. Danfoss A/S disclaims beneficial ownership of all 35,415,962 of these shares.

 (6) These shares are owned directly by Sauer GmbH but, pursuant to the Voting Proxy, Sauer GmbH has neither sole nor shared voting or dispositive power over 10,361,500 of these shares.

 (7) The mailing address for these persons is 2800 East 13th Street, Ames, Iowa 50010.

 (8) Includes stock owned by the spouses and children of these officers, as to which they disclaim beneficial ownership.

 (9) Mr. Loughrey disclaims beneficial ownership with respect to 2,000 of these shares which are owned directly by his wife.

 (10) Includes stock owned by the spouses and children of certain directors and executive officers.

THE DANFOSS TRANSACTION

    The Company acquired all of the outstanding shares of common stock of Danfoss Fluid Power A/S and Danfoss Fluid Power Inc., (the "Danfoss Fluid Power Companies") as approved at the special meeting of the stockholders held on May 3, 2000. In exchange for the acquisition of all of the outstanding shares of common stock of the Danfoss Fluid Power Companies on May 3, 2000 (the "Danfoss Transaction") the Company issued 16,149,812 shares of its common stock to Danfoss Murmann Holding A/S (the "Holding Company"). The Holding Company is a Danish company owned by entities and persons under the control of Klaus H. Murmann, a director and Chairman of the Company (the "Murmann Family") and Danfoss A/S ("Danfoss") and formed to effect the Danfoss Transaction. Prior to the consummation of the Danfoss Transaction, the Murmann Family contributed to the Holding Company 1,000 shares of the Company's common stock in exchange for shares of the Holding Company's common stock and gave the Holding Company an irrevocable proxy to vote an additional 10,361,500 of the Company's common stock. Danfoss contributed to the Holding Company all of the outstanding shares of common stock of the Danfoss Fluid Power Companies in exchange for shares of the Holding Company's common stock. The Holding Company's voting rights are shared equally by the Murmann Family and Danfoss.

    On May 3, 2000, the Company also issued 2,250,000 shares of common stock to three entities owned by the Murmann Family in exchange for termination of their limited partnership interests in Sauer-Sundstrand GmbH & Co., the Company's German operating company, see "CERTAIN RELATIONSHIPS AND TRANSACTIONS--MURMANN FAMILY LIMITED PARTNERSHIP INTEREST IN THE GERMAN OPERATING COMPANY." The termination of the limited partnership interests was a condition to the consummation of the Danfoss Transaction.

    Prior to the Danfoss Transaction, the Murmann Family owned the majority of the outstanding shares of the Company. Immediately following the closing of the Danfoss Transaction and the issuances of stock described above, the Holding Company owned and had the power to vote at future meetings 26,512,312 shares of the Company's common stock (or approximately 58.5% of the outstanding shares of Company's common stock). The Murmann Family owned and had power to vote an additional 7,847,325 shares of the Company's common stock (or approximately 17.3% of the outstanding shares of the Company's stock). Accordingly, the Holding Company and the Murmann Family controlled, in the aggregate, approximately 75.8% of the outstanding shares of the Company's common stock.

    Also, on March 14, 2001, the Company issued to the Holding Company 2,091,150 additional shares of Company common stock in connection with the acquisition of substantially all of the assets of certain sales companies of Danfoss. As of March 29, 2001, the Holding Company owns, and has the power to vote, 28,603,462 shares (or approximately 60.3%) of the outstanding common stock of the Company. Together, the Holding Company and the Murmann family control, in the aggregate, 76.9% of the Company's outstanding common stock.

    In connection with the Danfoss Transaction, the Murmann Family and Danfoss have entered into an agreement regarding the Holding Company and their ownership of the Holding Company's common stock (the "Holding Company Agreement"). Pursuant to the Holding Company Agreement, the Murmann Family and Danfoss will each identify for recommendation to the Company's Nominating Committee three candidates for Director who may be associated with the Murmann Family or Danfoss. In addition, the Murmann Family and Danfoss will each identify for recommendation two additional candidates for Director. One such candidate recommended by the Murmann Family will be the Company's Chief Executive Officer and President and the remaining three such candidates must be independent from and not associated or affiliated with the Murmann Family or Danfoss. With respect to the current nominees for election as Directors, Klaus H. Murmann, Nicola Keim and Sven Murmann were recommended by the Murmann Family and Messrs. Andersen, Clausen and Kirk were recommended by Danfoss.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company (the "Board") has nominated the ten current directors for election. All directors are elected annually.

    Each of the ten nominees for directors are currently directors and if elected, will serve until the 2002 Annual Meeting and until a successor has been elected and qualified, or until such director's earlier death, resignation, or removal.

    Each share is entitled to one vote for each of ten directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as directors unless otherwise directed by the stockholder. Each nominee has consented to be named and to continue to serve if elected. In the unanticipated event that a nominee becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitute.

NOMINEES TO SERVE FOR DIRECTORS

    OLE STEEN ANDERSEN, age 54, has been a director of the Company since May 3, 2000. Mr. Andersen has been an Executive Vice President and member of the Executive Committee of Danfoss A/S for more than the past five years.

    JORGEN M. CLAUSEN, age 52, has been a director and Vice Chairman of the Company since May 3, 2000. He has served as the President and Chief Executive Officer and a member of the Executive Committee of Danfoss A/S for more than the past five years. He is also Chairman of the Board of Risoe National Laboratories, a Danish government-owned research organization, and a member of the Academy of Technical Sciences, a non-profit organization promoting the technical sciences in Denmark. He is a member of the Nominating Committee of the Board.

    HANS KIRK, age 58, has been a director of the Company since May 3, 2000. He has served as an Executive Vice President and member of the Executive Committee of Danfoss A/S for more than the past five years. He is also a director of NIRAS Group.

    NICOLA KEIM, age 40, has been a director of the Company since April 1990. Ms. Keim served as a Member of the Supervisory Board of Sauer Getriebe from November 1990 through June 1997. She is employed part-time in the human resources department of HypoVereinsbank, a German bank. Ms. Keim is the daughter of Klaus H. Murmann, Chairman of the Company and a sister of Sven Murmann, a director of the Company.

    JOHANNES F. KIRCHHOFF, age 43, has been a director of the Company since April 1997. Mr. Kirchhoff has been owner and Managing Director of the FAUN Umwelttechnik GmbH & Co., a German manufacturer of vehicles for waste disposal, since December 1994. He is Chairman of the Compensation Committee of the Board and a member of the Audit Committee of the Board.

    F. JOSEPH LOUGHREY, age 51, was appointed a director of the Company on June 23, 2000, to fill an existing vacancy. He has served as Executive Vice President of Cummins Inc. and President--Engine Business since October 1999. From 1996 to 1999, Mr. Loughrey served as Executive Vice President of Cummins Engine Company and Group President--Industrial and Chief Technical Officer. He also is a director of Tower Automotive, Inc. Mr. Loughrey is a member of the Audit Committee and the Compensation Committee of the Board.

    KLAUS H. MURMANN, age 69, a director of the Company since April 1990, is currently Chairman. From 1987 to May 3, 2000, he served as Chairman and Chief Executive Officer of the Company and its predecessor. Mr. Murmann founded Sauer Getriebe in 1967, which, as a licensee of and later joint venture partner with Sundstrand Corporation, has been involved in the hydrostatics business since 1967. He is a member of the supervisory board of PreussenElektra AG, Hannover, a German utility. He is Chairman of the Board of Gothaer Insurance Group, Gottingen/Cologne, a German insurance company, Chairman of the Board of PSVaG, a national pension fund, a member of the board of Bankgesellschaft Berlin AG, Berlin, a German bank, and a director of GKN PLC, United Kingdom, an engineering company. Klaus Murmann is the father of Nicola Keim and Sven Murmann, each of whom is a director of the Company. He is a member of the Executive Committee and the Nominating Committee of the Board.

    SVEN MURMANN, age 33, has been a director of the Company since April 1994. Mr. Murmann is presently employed as Manager of Sauer Holding and as Manager of HAKO Holding GmbH & Co., a German company engaged in indoor and outdoor maintenance and transportation. He served an internship at IBM from December 1, 1999 through May 31, 2000. He served as an Assistant Professor at the University of Zurich from October 1997 to October 1999, and was a research assistant at Ludwig-Maximilians University in Munich from April 1994 through August 1995.
Mr. Murmann is the son of Klaus H. Murmann, Chairman of the Company and a brother of Nicola Keim, a director of the Company.

    DAVID L. PFEIFLE, age 56, a director of the Company since April 1994, has been Chief Executive Officer since May 3, 2000 and President since March 31, 2000 and President of Sauer-Danfoss (US) Company, the primary U.S. operating subsidiary of the Company, since 1994. He served as Chief Operating Officer of the Company from January 20, 2000 to May 3, 2000. Prior to his appointment as President, Mr. Pfeifle served as Executive Vice President since 1994. For more than five years prior to 1994, he held various senior management positions with Sauer-Sundstrand Company with increasing responsibility. Mr. Pfeifle is a member of the board of the Construction Industry Manufacturers Association and of the board of the National Fluid Power Association. He is a member of the Executive Committee of the Board.

    RICHARD M. SCHILLING, age 63, has been a director of the Company since
April 1990, and of its predecessor since 1987. He began his career at Sundstrand Corporation, a manufacturer of components for aerospace and industrial applications, in April 1968 as a corporate attorney and assistant secretary. In 1978, he was named General Counsel and Vice President, and in 1988, he was elected Secretary of Sundstrand Corporation. Mr. Schilling retired from Sundstrand Corporation on December 31, 1997, and is currently a partner at Hinshaw & Culbertson, a law firm in Rockford, Illinois. He is Chairman of the Audit Committee of the Board and a member of the Compensation Committee of the Board.

    Pursuant to the Holding Company Agreement, Ms. Keim, Klaus Murmann and Sven Murmann were recommended as nominees by the Murmann Family and Messrs. Andersen, Clausen and Kirk were recommended as nominees by Danfoss, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT--THE DANFOSS TRANSACTION."

BOARD COMMITTEES AND MEETINGS

    The Board held seven meetings during 2000, including three meetings by telephone. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served during 2000.

    EXECUTIVE COMMITTEE. The Executive Committee possesses all of the powers of the Board, except for certain powers specifically reserved by Delaware law to the Board. The Executive Committee held no formal meetings during 2000, but took action by unanimous written consent. Klaus H. Murmann and David L. Pfeifle are the current members of the Executive Committee.

    AUDIT COMMITTEE. The Audit Committee is composed of three directors, none of whom is an employee of the Company. The Audit Committee makes recommendations to the Board regarding the independent auditors to be appointed for ratification by the stockholders, reviews the scope of the annual audit activities of the independent auditors and the Company's internal auditors, reviews audit results and administers the Code of Business Conduct and Lawful Practices. The Audit Committee held five meetings during 2000, including one telephonic meeting. The Audit Committee currently consists of Messrs. Schilling (Chairman), Kirchhoff and Loughrey.

    The Company's Board of Directors has adopted a written charter for the Audit Committee, a copy of which appears as Appendix A to this proxy statement. The members of the Audit Committee are independent, as independence is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's current listing standards.

    COMPENSATION COMMITTEE. The Compensation Committee is composed of three directors, none of whom is an employee of the Company. The Compensation Committee reviews and determines the salaries of the executive officers of the Company and administers the Company's Bonus Plan and 1998 Long-Term Incentive Plan. The Compensation Committee met three times in 2000. The current members of the Compensation Committee are Messrs. Kirchhoff (Chairman), Loughrey and Schilling.

    NOMINATING COMMITTEE. The current members of the Nominating Committee are Messrs. Clausen and Klaus Murmann. The Nominating Committee recommends to the Board proposed nominees whose election at the next annual meeting of stockholders will be recommended by the Board. The Nominating Committee met once in 2000. The Committee has not established any procedures with respect to considering nominees recommended by stockholders.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company receive quarterly retainers of $5,000 ($20,000 per annum), plus $1,000 for each Board meeting attended and $500 for participation in a telephonic meeting, together with expenses relating to their duties as directors. The Vice Chairman, if not an employee, receives a quarterly retainer of $10,000 ($40,000 per annum) and the Chairman, if not an employee, receives a quarterly retainer of $20,000 ($80,000 per annum).

    Pursuant to the Non-Employee Director Stock Plan, the Board has determined that following each annual meeting of stockholders, each non-employee director shall receive 1,000 shares of Restricted Common Stock of the Company. All shares of Restricted Common Stock of the Company will vest on the third anniversary of the date of grant. The non-employee directors will have voting and dividend rights with respect to the Restricted Common Stock, but the Restricted Common Stock will be forfeited upon termination of service from the Board for any reason prior to the third anniversary of the grant.

                         REPORT OF THE AUDIT COMMITTEE

    In fulfilling its oversight responsibilities, the Audit Committee of the Board reviewed the scope of the annual audit activities of the independent auditors and the Company's internal auditors. The Audit Committee has discussed with KPMG LLP ("KPMG"), the Company's independent auditors, the overall scope and plans for their audit. The Audit Committee met with KPMG, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program.

    The Audit Committee met with both management and KPMG to review and discuss the audited financial statements.

    The Audit Committee reviewed with KPMG their judgments as to the quality and acceptability of the Company's accounting principles. The Audit Committee's review included discussion with KPMG of the matters required to be discussed pursuant to STATEMENT ON AUDITING STANDARDS NO. 61, "COMMUNICATIONS WITH AUDIT COMMITTEES."

    The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the INDEPENDENCE STANDARDS BOARD, STANDARD
NO. 1, "INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES," and has discussed with KPMG, among other things, matters relating to its independence. The Audit Committee has also considered the compatibility of the nonaudit services provided by KPMG with its independence.

    Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          AUDIT COMMITTEE
                                          Richard M. Schilling, Chairman
                                          Johannes F. Kirchhoff
                                          F. Joseph Loughrey

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning total compensation awarded or paid to or earned by each person who served as the Chief Executive Officer during 2000 and the four other most highly compensated executive officers of the Company, who served in such capacities as of December 31, 2000 (the "Named Executive Officers") for services rendered to the Company in all capacities during each of the last three fiscal years ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                               -----------------------------------------------   ------------------------------
                                                                                      AWARDS          PAYOUTS
                                                                  OTHER ANNUAL   ----------------   -----------
                                                                  COMPENSATION   RESTRICTED STOCK      LTIP
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)   BONUS($)        ($)        AWARDS($)(1)(2)    PAYOUTS ($)
---------------------------    --------   ---------   ---------   ------------   ----------------   -----------
Klaus H. Murmann.............    2000      333,333      262,000(3)     2,770               --              --
  Chairman and Former            1999      500,000      269,600          --                --              --
  Chief Executive Officer        1998      500,000      407,800          --                --              --

David L. Pfeifle.............    2000      368,416      179,050       7,277                --          78,750
  President and                  1999      300,843      161,770       3,150                --          29,625
  Chief Executive Officer        1998      286,661      220,216       1,920           188,250         216,320

Niels Erik Hansen............    2000      200,000       97,200       3,324                --              --
  Executive Vice President
    and                          1999           NA           NA          NA                NA              NA
  Chief Operating Officer        1998           NA           NA          NA                NA              NA

David J. Anderson............    2000      170,160       62,023       2,271                --         109,375
  Vice President-Sales and       1999      154,599       45,498       3,500                --              --
  Marketing-Americas and         1998      141,077       57,094          --           196,094              --
  East Asia

Kenneth D. McCuskey..........    2000      162,253       59,141       1,816                --          52,500
  Vice President-Finance,        1999      128,812       25,882       2,100                --          19,750
  Treasurer and Secretary        1998      120,933       38,019       1,192           125,500         118,976

Albert K. Zahalka............    2000      161,899       39,341       1,758                --         109,375
  Vice President-                1999      122,141       33,784       2,625           130,469              --
  Electrohydraulics              1998           NA           NA          NA                NA              NA

------------------------

(1) Performance Units granted in 2000 are set forth below in the table under "LONG-TERM INCENTIVE PLAN AWARDS."

(2) On December 31, 2000, the Named Executive Officers held the following target number of Performance Units with the following value, based on the closing per share price of common stock of the Company on December 29, 2000, of $9.375: Mr. Klaus Murmann--13,189 Units with a value of $123,646.88;
    Mr. Pfeifle--31,654 Units with a value of $296,756.25; Mr. Hansen--15,827 Units with a value of $148,378.13; Mr. Anderson--6,647 Units with a value of $62,315.63; Mr. McCuskey--6,647 Units with a value of $62,315.63; and Mr. Zahalka--4,204 Units with a value of $39,412.50. These Units are performance-based target units and are only paid out if and when the performance goals (described below in the table under "LONG-TERM INCENTIVE PLAN AWARDS") are satisfied. Each of the Named Executive Officers has the right to receive dividend equivalents on the target number of Performance Units.

(3) Includes a one-time additional $100,000 bonus to Dr. Murmann for 2000, approved by the Compensation Committee due to the 50% reduction in salary and bonus that he himself proposed for 2000, without a significant change in responsibilities.

LONG-TERM INCENTIVE AWARDS

    The following table sets forth, for the Named Executive Officers, certain information regarding grants made in 2000 under the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                                                                           ESTIMATED FUTURE PAYOUTS UNDER
                                             NUMBER OF      PERFORMANCE         NON-STOCK PRICE-BASED
                                              SHARES,        OR OTHER                 PLANS(2)
                                              UNITS OR     PERIOD UNTIL    -------------------------------
                                            OTHER RIGHTS   MATURATION OR   THRESHOLD    TARGET    MAXIMUM
NAME AND PRINCIPAL POSITION                    (#)(1)         PAYOUT          (#)        (#)        (#)
---------------------------                 ------------   -------------   ---------   --------   --------
Klaus H. Murmann..........................     13,189      3 Years           6,595      13,189     19,784
  Chairman and Former
  Chief Executive Officer

David L. Pfeifle..........................     31,654      3 Years          15,827      31,654     47,481
  President and
  Chief Executive Officer

Niels Erik Hansen.........................     15,827      3 Years           7,914      15,827     23,741
  Executive Vice President and
  Chief Operating Officer

David J. Anderson.........................      6,647      3 Years           3,324       6,647      9,971
  Vice President-Sales and
  Marketing-Americas and
  East Asia

Kenneth D. McCuskey.......................      6,647      3 Years           3,324       6,647      9,971
  Vice President-Finance,
  Treasurer and Secretary

Albert K. Zahalka.........................      4,204      3 Years           2,102       4,204      6,306
  Vice President-
  Electrohydraulics

------------------------

(1) Above awards were made in accordance with the terms of the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan. The awards are the target number of Performance Units with the actual number of units to be based on performance. Dividend equivalents are paid on the units at the same rate and at the same time as dividends on the number of shares of common stock equal to the target number of units. Target awards are based upon a percentage of base salary and vary depending upon the individual's position and responsibilities within the organization.

(2) Estimated Future Payouts are based upon the Simple Average Actual Return on Net Assets (RONA) as derived from the consolidated financial statements of the Company for the Performance Period of January 1, 2000 to December 31, 2002. The achievement of 15% RONA will result in payment of the Threshold amount (50% of Target); achievement of 20% RONA will result in payment of the Target amount (100% of Target); and achievement of 25% RONA will result in payment of the Maximum amount (150% of Target). The Compensation Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in shares of the Company's common stock. The number of shares of common stock to be issued, if any, shall equal the number of earned Performance Units designated by the Compensation Committee to be paid in shares. The amount of cash, if any, shall be equal to the fair market value of a share of common stock of the Company as of the close of the applicable performance period multiplied by the number of earned Performance Units designated by the Compensation Committee to be paid in cash.

RETIREMENT PLANS

    U.S. RETIREMENT PLAN. The following table sets forth the estimated annual benefits payable under the Sauer-Danfoss Employees' Retirement Plan (the "U.S. Retirement Plan") to participants retiring at a normal retirement date of January 1, 2001, for the specified average annual earnings and years of participation. The benefits have been calculated on the basis of a straight-life annuity.

                           U.S. RETIREMENT PLAN TABLE

AVERAGE                          YEARS OF PARTICIPATION
 ANNUAL    ------------------------------------------------------------------
EARNINGS         15               20               25               30
--------   ---------------  ---------------  ---------------  ---------------
$150,000       $37,596          $50,128          $62,667          $75,151
$175,000       $43,718          $58,291          $72,872          $87,388
$200,000       $44,686          $59,582          $74,485          $89,323
$225,000       $44,686          $59,582          $74,485          $89,323
$250,000       $44,686          $59,582          $74,485          $89,323
$275,000       $44,686          $59,582          $74,485          $89,323

    NOTE: Compensation shown is for the final year in each calculation. In order to obtain Final Average Compensation, historic salary growth was assumed to have been 5% per year.

    Under the U.S. Retirement Plan, the monthly amount of a participant's retirement benefit at the participant's normal retirement date (the date the participant reaches age 65) is calculated pursuant to a formula contained in the plan based on (i) the average of the participant's highest five-year annual earnings less an offset for Social Security benefits and (ii) the participant's years of participation in the Retirement Plan. Mr. Zahalka's benefit is provided by a 2% of pay annual credit under the "cash balance" component of the Retirement Plan.

    The U.S. Retirement Plan is a defined benefit pension plan intended to be qualified under Section 401(a) of the Code. Benefits are based only on salary and any sales commissions (the Company currently pays no sales commissions). The current compensation covered by the U.S. Retirement Plan for Messrs. Anderson, McCuskey, Pfeifle and Zahalka are the amounts set forth under "Salary" in the Summary Compensation Table. No other Named Executive Officer participated in the U.S. Retirement Plan.

    Messrs. Anderson, McCuskey, Pfeifle and Zahalka have completed 16, 12, 29 and 1 years of participation, respectively, and their estimated annual U.S. Retirement Plan benefits at their normal retirement dates, assuming their present salaries and present Social Security benefits remain unchanged, would be $85,794, $89,288, $91,684 and $8,281 respectively.

    U.S. SUPPLEMENTAL PLANS. The Code generally limits to $140,000 indexed for inflation, the amount of any annual benefit that may be paid from the U.S. Retirement Plan. Moreover, the Retirement Plan may consider no more than $170,000 as indexed for inflation, of a participant's annual compensation in determining that participant's retirement benefit. In recognition of these two limitations, the Company has adopted two Supplemental Retirement Benefit Plans (the "U.S. Supplemental Plans"). Both of these U.S. Supplemental Plans are designed to provide supplemental retirement benefits to the extent that a participant's benefits under the Retirement Plan are limited by either the $140,000 annual benefit limitation or the $170,000 annual compensation limitation.

    One of these two U.S. Supplemental Plans has an additional purpose. It provides supplemental retirement benefits equal to the difference between the benefit the participant would have received under the applicable Sundstrand Corporation ("Sundstrand") pension plan for former employees of Sundstrand (if the participant's earnings and service with the Company had been taken into account under the Sundstrand plan) and the benefit payable under the U.S. Retirement Plan. Under both U.S. Supplemental Plans, however, the actual payment of supplemental benefits is entirely at the discretion of the Company.

    At January 1, 2001, Messrs. Pfeifle, Anderson and McCuskey were eligible to participate in the U.S. Supplemental Plans, but only Mr. Pfeifle was eligible for the supplement for benefits that would have been payable under the Sundstrand plan. The estimated annual supplemental retirement benefit for Messrs. Pfeifle, Anderson and McCuskey at their normal retirement dates at age 65, assuming their present salaries until retirement, would be $165,021, $9,612 and $9,609, respectively. No other Named Executive Officer is entitled to benefits under the U.S. Supplemental Plans.

    EUROPEAN PENSION PLANS. The Company has a Post-Retirement Care Agreement with Mr. Klaus Murmann that provides for the payment to him of an annual retirement benefit in the amount of $300,000. These benefits commence on the date Mr. Murmann retires from his regular employment with the Company. In the event Mr. Murmann leaves a surviving spouse, his spouse would be entitled to a straight-life annuity benefit equal to 60% of the benefit payable to Mr. Murmann.

    The Company has an Employment Agreement Addendum--Deferred Compensation with Mr. Hansen that provides a retirement benefit in the amount of 5% of his base salary. This deferred compensation account will earn interest at the prime rate and shall be payable in one lump sum amount upon termination of Mr. Hansen's employment with the Company. In the event of Mr. Hansen's death prior to retirement or termination, any payment payable under this agreement will be payable to his designated beneficiary, or if no beneficiary has been designated or does not survive Mr. Hansen, then such amount will be paid to Mr. Hansen's estate.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    The Company has an employment contract with Mr. Murmann providing for an annual salary of not less than $250,000. The employment contract with Mr. Murmann provides that he shall participate in the Company's benefit plans for which he is presently eligible and in any plans substituted therefor, and he shall be entitled to certain retirement benefits. In the event the Company terminates the employment of Mr. Murmann in violation of the contract, he would be entitled to receive all compensation and benefits provided for under the contract until such time as his employment would otherwise terminate pursuant to the contract. The employment contract with Mr. Murmann expires on December 31, 2001, and contains an agreement not to compete during the period of the employment contract.

    The Company has an employment contract with Mr. Pfeifle that provides for an annual base salary of at least $300,000 and participation in the Company's bonus plan and benefit plans for which he is presently eligible and in any plans substituted therefore. Mr. Pfeifle's employment contract expires on December 31, 2001, with automatic one-year extensions unless terminated by either party, and contains a covenant not to compete for a term of two years following termination of the employment contract. If Mr. Pfeifle terminates the contract for good reason or if the Company terminates the contract without good cause, the contract provides that, for the greater of two years or the remainder of his employment period under the contract, (a) Mr. Pfeifle will continue to receive monthly payments equal to (i) 1/12 of his annual base salary at the time of termination plus (ii) 1/12 of the amount of his target bonus for the year of termination and (b) that he will remain eligible to participate in benefits plans (except Retirement Plans) for which he was eligible at the time of termination. If Mr. Pfeifle's employment is terminated within two years following a change in control of the Company for any reason other than by the Company for cause, by Mr. Pfeifle without good reason, or by reason of retirement, death, or disability, Mr. Pfeifle will be entitled to receive the following lump sum payments in amounts equal to: (x) all accrued salary plus a pro-rata share of the current year's target bonus; (y) three times his current annual base pay and target bonus opportunity; and (z) 15% of his base salary for the year of termination in lieu of health, dental, disability, or life insurance for which he was eligible as an employee of the Company.

    The Company has an employment contract with Mr. Hansen that provides for an annual base salary of at least $300,000 and participation in the Company's bonus plan and benefit plans for which he is presently eligible and in any plans substituted therefore. Mr. Hansen's employment contract expires on April 30, 2002, with automatic one-year extensions unless terminated by either party, and contains a covenant not to compete for a term of two years following termination of the employment contract. If Mr. Hansen terminates the contract for good reason or if the Company terminates the contract without good cause, the contract provides that, for the greater of two years or the remainder of his employment period under the contract, (a) Mr. Hansen will continue to receive monthly payments equal to (i) 1/12 of his annual base salary at the time of termination plus (ii) 1/12 of the amount of his target bonus for the year of termination and (b) that he will remain eligible to participate in benefits plans (except Retirement Plans) for which he was eligible at the time of termination. If Mr. Hansen's employment is terminated within two years following a change in control of the Company for any reason other than by the Company for cause, by Mr. Hansen without good reason, or by reason of retirement, death, or disability, Mr. Hansen will be entitled to receive the following lump sum payments in amounts equal to: (x) all accrued salary plus a pro-rata share of the current year's target bonus; (y) three times his current annual base pay and target bonus opportunity; and (z) 15% of his base salary for the year of termination in lieu of health, dental, disability, or life insurance for which he was eligible as an employee of the Company.

    The Company has entered into Change-in-Control Agreements with Mr. Anderson, Mr. McCuskey and Mr. Zahalka. These agreements expire on
December 31, 2001, with automatic one-year extensions unless terminated by either party, and contain a covenant not to compete for a term of two years following termination. If employment is terminated within two years following a change in control of the Company for any reason other than by the Company for cause, by said Executive without good reason, or by reason of retirement, death, or disability, said Executive will be entitled to receive lump sum payments in the amounts equal to: (a) all unpaid base salary plus a pro-rata share of the current year's target bonus; (b) his current annual base salary and target annual bonus opportunity multiplied by two; and (c) 10% of his then-current base salary in lieu of continued participation in Company provided benefits.

    Tonio Barlage resigned as President and a director of the Company effective as of March 31, 2000. Pursuant to a Termination Agreement entered into with Mr. Barlage, the Company made a lump-sum payment of $1,200,000, said amount being equal to the base compensation that would have been paid to him during the remaining term of his Employment Agreement with the Company, a lump-sum payment of $1,500,000 in full satisfaction of any and all future pension claims based on his Post-Retirement Care Agreement, in return for which Mr. Barlage agreed to a covenant not to compete for a term ending on December 31, 2001, and his Employment Agreement with the Company was terminated. The Company also purchased 600,000 shares of the Company's Common Stock owned by Mr. Barlage and his wife pursuant to a Stock Purchase Agreement, for a per-share price of $9.5367, aggregating $5,722,020.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board (the "Committee") establishes and administers the executive compensation program for the officers of the Company ("Executives"), including base salaries, the Company's Bonus Plan and the Company's 1998 Long-Term Incentive Plan. The Committee consists of three non-employee directors, who have no interlocking relationships.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    The Committee has reaffirmed that the Company's compensation philosophy and objectives as they pertain to Executives are as follows:

    (a) To motivate top leadership to superior performance by providing opportunity for above-average total compensation comprised of an appropriate balance of base salary and short- and long-term incentives;

    (b) To provide a total compensation package that will attract, retain, and motivate top talent; and

    (c) To ensure that the objectives of the Company's Executives are aligned with stockholder interests.

    The current components of the Company's executive total compensation program include:

       (a) An annual base salary;

       (b) An annual variable cash incentive;

       (c) Stock-based incentives; and

       (d) A competitive benefit package.

    These components consider individual performance, the Company's performance, and survey data regarding comparable positions at other companies in the industry.

    It is the intent of the Committee to provide to the Company's Executives the opportunity for a total compensation package that, when compared to the marketplace, shall exceed the 75th percentile of such comparisons.

BASE SALARIES

    Upon completion of the Company's combination with the Danfoss Fluid Power companies in May 2000, the Committee reviewed and approved annual base salaries for the Company's Executives. The Committee based its decision on market survey data, as well as the Executive's performance, position and responsibilities.

INCENTIVE COMPENSATION PLANS

    Again, with the completion of the Company's combination with the Danfoss Fluid Power companies, the Committee approved several changes to incentive plans during 2000.

    The Sauer Inc. Bonus Plan was renamed the Sauer-Danfoss Inc. Bonus Plan. New incentive opportunity levels were established and participation of the Company's Executives in the Plan was approved by the Committee. The incentive opportunity levels are according to the Executive's position and responsibilities, and are based on achievement of Return On Net Assets.

    The Sauer Inc. 1998 Long-Term Incentive Plan was renamed the
Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan. The Committee approved new awards during 2000 of Performance Units, as allowed under the terms of the Plan. Threshold, Target and Maximum performance-based payouts based on Return On Net Assets over a three-year performance period were approved. Participation and Target Awards were approved according to the Executive's position and responsibilities. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in shares of common stock (or in a combination thereof). The number of shares of common stock to be issued, if any, shall equal the number of earned Performance Units designated by the Committee to be paid in shares. The amount of cash, if any, shall be equal to the fair market value of a share of common stock of the Company as of the close of the applicable performance period multiplied by the number of Performance Units designated by the Committee to be paid in cash.

CHIEF EXECUTIVE OFFICER ("CEO") COMPENSATION

    The Company's employment contract with Mr. Pfeifle provides for an annual salary of not less than $300,000. In conjunction with Mr. Pfeifle's appointment as CEO, the Committee approved an increase in pay comprised of $400,000 base annual salary plus the issuance of an additional $100,000 in Performance Unit value under the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan during 2000. The cash bonus earned by Mr. Pfeifle for 2000 was $179,050 based on achievement of 16.2% Return on Net Assets. This payment was made in accordance with the terms of the Sauer-Danfoss Inc. Bonus Plan.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Internal Revenue Code Section 162(m) limits the deductibility by the Company of compensation in excess of $1,000,000 paid to each of the Named Executive Officers. The compensation paid to each of the Named Executive Officers did not exceed $1,000,000 in 2000, and the Company does not anticipate that any of its Named Executive Officers for 2001 will receive compensation in excess of $1,000,000 in 2001.

                                          COMPENSATION COMMITTEE
                                          Johannes F. Kirchhoff, Chairman
                                          F. Joseph Loughrey
                                          Richard M. Schilling

PERFORMANCE GRAPH

    The following graph shows a comparison of the cumulative total returns from May 12, 1998 (the date of the Company's initial public offering of its common stock), to December 31, 2000, for the Company, the Russell 2000 Index, and the Media General Financial Services, Inc.--Diversified Machinery Index ("MG-- Diversified Machinery Index").

                        COMPARE CUMULATIVE TOTAL RETURN
                           AMONG SAUER-DANFOSS INC.,
                     RUSSELL 2000 INDEX AND MG GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                       5/12/98  12/31/98  12/31/99  12/29/00
Sauer-Danfoss Inc.         100     43.02      52.7     56.18
Diversified Machinery      100      83.8     93.98     83.19
Russell 2000 Index         100     87.83    105.03     100.5

                       ASSUMES $100 INVESTED ON 05/12/98
                          ASSUMES DIVIDEND REINVESTED
                          FISCAL YEAR ENDING 12/31/00

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MURMANN FAMILY LIMITED PARTNERSHIP INTEREST IN THE GERMAN OPERATING COMPANY

    The Company conducts its German operations through Sauer-Danfoss (Neumunster) GmbH & Co. OHG, a German partnership (the "German Operating Company"). The Company and Sauer-Danfoss (Neumunster) GmbH, a company wholly-owned by the Company, are the general partners of the German Operating Company. Sauer GmbH and Klaus Murmann & Co. KG, as holding company for Sauer GmbH & Co. Hydraulik KG, had limited partnership interests (the "Limited Partners") in the German Operating Company. The Limited Partners are owned entirely by Klaus H. Murmann (a director and Chairman of the Company) and members of his family. The creation of the limited partnership interests occurred in connection with the formation of the Company in 1989 and such interests remained essentially unchanged since that date. The German Operating Company was required to pay annually to the Limited Partners an amount in cash (the "Annual Cash Payment") equal to a percentage of the Company's consolidated income before taxes and the Limited Partners' interests ("Percentage"). The Percentage was subject to adjustment based on changes in the number of outstanding shares of common stock of the Company during the applicable year. The Percentage was equal to the ratio of 2,250,000 shares divided by the sum of 2,250,000 shares and the number of outstanding shares of common stock of the Company.

    The Annual Cash Payment was based on the overall income of the Company in order to avoid any potential conflicts between the Company and the Limited Partners regarding whether, for example, sales should be made by the U.S. Operating Company or the German Operating Company and the pricing of intercompany sales between the U.S. Operating Company and the German Operating Company. The amount of the Annual Cash Payment made by the Company for the period ended May 2, 2000 was $1,486,000, which was converted to DM 3,188,000 and paid on June 9, 2000.

    The Company elected, by the action of its independent directors, to terminate the limited partnership interests. Pursuant to the terms of the agreement creating the limited partnership, in exchange for the termination of the limited partnership interests, the Company issued an aggregate of 2,250,000 shares of Company common stock, paid the balance of the current accounts of the Limited Partners, and will pay the Limited Partners an amount in cash equal to the income tax payable as a result of the exchange of the shares of common stock of the Company for the limited partnership interests, but not to exceed 23,354,400 Deutsche marks. The Company has made an initial reimbursement of DM 3,200,000 ($1,411,000), in September, 2000, with the balance to be paid when the total income tax due on such exchange has been finally determined. The Company's agreement to acquire all of the outstanding shares of common stock of the Danfoss Fluid Power Companies provided that the termination of the limited partnership interests was a condition to closing the Danfoss Transaction.

DANFOSS RELATED TRANSACTION

    The Company issued an additional 2,091,150 shares to Danfoss Murmann Holding A/S in March of 2001 in connection with the acquisition of assets of certain sales companies of Danfoss.

                         RATIFICATION OF APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

    The Board has appointed KPMG LLP as independent accountants to examine the consolidated financial statements of the Company and its subsidiaries for 2001, subject to ratification of the stockholders at the Annual Meeting. Representatives of KPMG LLP are not expected to be present at the Annual Meeting, but if such representatives are present they will have the opportunity to make a statement and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote on this item at the Annual Meeting is necessary for the approval of the appointment of KPMG LLP as independent accountants for 2001. In the event stockholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at anytime during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    Fees paid to KPMG LLP for services relating to the year ended December 31, 2000, were:

    AUDIT FEES

    $407,000

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    $0

    ALL OTHER FEES

    $40,000

    KPMG LLP commenced serving as the Company's independent accountants in June of 2000. On June 23, 2000, the Company dismissed its independent auditor, Arthur Andersen LLP, and appointed KPMG LLP as its new independent auditor. The decision to change the Company's auditor was recommended by the Audit Committee of the Company's Board and approved by the Company's Board.

    The reports of Arthur Andersen LLP on the Company's financial statements for the years 1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    During 1999 and 1998 and any subsequent interim period preceding the replacement of Arthur Andersen LLP as its independent auditor, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. None of the "reportable events" described in paragraphs (A) through (D) of clause (v) of
Item 304(a)(1) of Regulation S-K of the rules of the Securities and Exchange Commission occurred during 1999 or 1998 or any subsequent interim period preceding the replacement of Arthur Andersen LLP as independent auditor for the Company.

    THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 2001.

                             ADDITIONAL INFORMATION

NOTICE REQUIREMENTS

    To permit the Company and its stockholders to deal with stockholder proposals in an informed and orderly manner, the Bylaws of the Company establish an advance notice procedure. No stockholder proposals, nominations for the election of directors or other business may be brought before an annual meeting unless written notice of such proposal or other business is received by the Secretary of the Company at the address set forth on page 1 of this Proxy Statement not less than 120 calendar days in advance of the date that the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting. Such notice must contain certain specified information concerning the matters to be brought before the meeting as well as the stockholder submitting the proposal. For the Company's annual meeting in the year 2002, the Company must receive this notice on or before December 12, 2001. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

    In addition, stockholder proposals intended to be included in the Company's Proxy Statement for the annual meeting in 2002 must be received by the Secretary of the Company at the address set forth on page 1 of this Proxy Statement, not later than December 12, 2001. Such proposals must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

DISCRETIONARY AUTHORITY

    If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters to the same extent as the person delivering the proxy would be entitled to vote. If any other matter is properly brought before the Annual Meeting, proxies in the enclosed form returned to the Company prior to the Annual Meeting will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder. At the date this Proxy Statement went to press, the Company did not anticipate that any other matters would be properly brought before the Annual Meeting.

FORM 10-K

    THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO KENNETH D. MCCUSKEY, CORPORATE SECRETARY, AT THE ADDRESS SET FORTH ON PAGE 1 OF THIS PROXY STATEMENT.

                                          By Order of the Board of Directors

                                          /s/ Kenneth D. McCuskey
                                          Kenneth D. McCuskey
                                          CORPORATE SECRETARY

April 11, 2001

                                                                      APPENDIX A

                               SAUER-DANFOSS INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE

    The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing and overseeing the financial reporting process, the systems of internal controls, compliance with laws, regulations and the business conduct policy, and the audit process (both internal and independent). In doing so, the Audit Committee will strive to provide an open avenue of communication between the Board of Directors, management, the internal auditors, and the independent auditors.

ORGANIZATION

    - The Audit Committee shall be appointed annually by the Board of Directors.

    - The Audit Committee shall be composed of at least three independent directors, as defined by the New York Stock Exchange ("NYSE").

    - Only independent directors may be members of the Audit Committee.

    - At least one member of the committee shall have a background as required to meet the experience requirement of the NYSE.

    - The Board shall appoint one of the members of the Audit Committee as Chairperson. It is the responsibility of the Chairperson to schedule all meetings of the committee and provide the committee with a written agenda for all meetings.

    - The Company Secretary shall assist the Chairperson in the scheduling of meetings and setting of the agenda, and keeping minutes of the meetings.

    - The Audit Committee shall monitor the Company's compliance with applicable NYSE Audit Committee rules and requirements.

STATEMENT OF POLICY

    While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct policy.

    In meeting its responsibilities, the committee shall:

GENERAL

    - Have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to advise the committee.

    - Report committee actions to the Board of Directors with such recommendations as the committee may deem appropriate.

    - Review and recommend updates of the committee's charter to the Board of Directors.

    - Meet with the director of internal auditing, the independent auditors, and management in separate sessions to discuss any matters that the committee or these groups believe should be discussed privately with the Audit Committee.

    - Review and approve the Audit Committee's required annual stock exchange certification and proxy statement disclosures.

FINANCIAL REPORTING

    - Review with management and the independent auditors at the completion of the annual examination:

       - The Company's annual financial statements and related footnotes.

       - Any significant changes required in the independent auditor's audit plan.

       - Any serious difficulties or disputes with management encountered during the course of the audit.

       - The existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves.

       - Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

    - Based on the review, recommend to the Board whether the annual audited financial statements should be included in the Annual Report on Form 10-K for filing with the SEC.

INTERNAL CONTROLS AND RISK ASSESSMENT

    - Consider and review with management, the director of internal auditing and the independent auditors:

       - The effectiveness of or weaknesses in the Company's internal controls including computerized information system controls and security, the overall control environment and accounting and financial controls.

       - Any related significant findings and recommendations of the internal auditors and independent auditors together with management's responses thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls.

    - Review with the director of internal auditing and the independent auditors the coordination of audit effort.

COMPLIANCE WITH LAWS, REGULATIONS AND THE BUSINESS CONDUCT POLICY

    - Review and assess the Company's processes for administering its business conduct policy.

    - Review with the director of internal auditing the results of their review of the Company's monitoring of compliance with the Company's business conduct policy.

    - Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditor. Review summary of officers' expense accounts and perquisites on an annual basis.

INTERNAL AUDITOR

    - Evaluate the internal audit process for establishing the annual internal audit plan and the focus on risk.

    - Review and evaluate the scope, risk assessment and nature of the internal auditors' plan and any subsequent changes.

    - Consider and review with management and the director of internal auditing:

       - Significant findings during the year and management's responses thereto, including the timetable for implementation of the recommendations to correct weaknesses in internal control.

       - Any difficulties encountered in the course of their audits, including the timetable for implementation of the recommendations to correct weaknesses in internal control.

       - Any changes required in the planned scope of their audit plan.

       - The internal auditing department budget and staffing.

    - Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

    - Instruct the internal auditors to communicate and to report directly to the Audit Committee any serious difficulties or disputes with management.

INDEPENDENT AUDITOR

    - The independent auditor, while working day to day with management, is ultimately accountable to the Board of Directors and Audit Committee.

    - Select the independent auditors to be nominated, approve the compensation of the independent auditors, evaluate the performance of the independent auditors, and review and approve the discharge of the independent auditors.

    - Discuss with the independent auditors the matters required to be discussed by SAS 61.

    - Confirm and assure the independence of the independent auditors, including a review of the nature of all services and related fees provided by the independent auditors, ensure that the independent auditor submits a formal written statement regarding relationships and services which may affect their objectivity and independence as required by Independence Standards Board Standard No. 1, and make recommendations to the Board of Directors to take appropriate action to ensure the independence of the independent auditor.

    - Instruct the independent auditors to communicate and to report directly to the Audit Committee any serious difficulties or disputes with management.

    - Conduct the annual and quarterly quality discussions with the independent auditors as required.

    - Confirm that the Company's quarterly financial statements have been reviewed by the Company's independent auditor as required.

P
R
O                           SAUER-DANFOSS INC.
X                 2800 EAST 13TH STREET, AMES, IOWA 50010
Y
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                      ANNUAL MEETING ON MAY 16, 2001


The undersigned hereby appoints Klaus H. Murmann, and David L. Pfeifle, and each of them, with full power of substitution, as proxies, to vote all the shares of Common Stock of Sauer-Danfoss Inc. (the "Company") which the undersigned is entitled to vote at the 2001 Annual Meeting of Stockholders to be held May 16, 2001, and any adjournment thereof, upon the matters set forth below, AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

-------------------------------------------------------------------------------
       PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY
                            IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --

                              [SAUER-DANFOSS LOGO]

                            ANNUAL MEETING OF STOCKHOLDERS
                    WEDNESDAY, MAY 16, 2001 AT 8:30 A.M. LOCAL TIME

                                  THE NORTHLAND INN
                                7025 NORTHLAND DRIVE
                          BROOKLYN PARK, MINNESOTA 55428

                                                                          2730
     PLEASE MARK YOUR
/X/  VOTES AS IN THIS
     EXAMPLE.

THIS PROXY, IF SIGNED AND RETURNED, WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATIONS ARE MADE, YOUR SHARES WILL BE VOTED FOR ALL NOMINEES LISTED BELOW AND FOR THE RATIFICATION OF KPMG LLP AS INDEPENDENT ACCOUNTANTS.


-----------------------------------------------------------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW.
-----------------------------------------------------------------------------------------------------------------------------------
To elect the following nominees, and                               FOR    WITHHELD                        FOR    AGAINST    ABSTAIN
while the Company has no reason to         Election of Directors   / /     / /      2. To ratify the       / /      / /       / /
believe that any of the nominees will                                                  appointment of
decline or be unable to serve, if any                                                  KPMG LLP as
do, to vote with discretionary                                                         independent
authority:                                                                             accountants
01. OLE STEEN ANDERSEN,
02. JORGEN M. CLAUSEN, 03. NICOLA
KEIM, 04. JOHANNES F. KIRCHHOFF, 05.       FOR all nominees
HANS KIRK, 06. F. JOSEPH LOUGHREY,         except the following:
07. KLAUS H. MURMANN, 08. SVEN
MURMANN, 09. DAVID L. PFEIFLE, and
10. RICHARD M. SCHILLING                   ----------------------
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                     Please sign exactly as name appears. Joint
                                                                                     owners should each sign. Attorneys-in-
                                                                                     fact, executors, administrators, trustees,
                                                                                     guardians, or corporation officers should
                                                                                     indicate the capacity in which they are
                                                                                     signing.

                                                                                     PLEASE SIGN, DATE, AND MAIL THIS PROXY
                                                                                     PROMPTLY WHETHER OR NOT YOU EXPECT TO
                                                                                     ATTEND THE MEETING. YOU MAY NEVERTHELESS
                                                                                     VOTE IN PERSON IF YOU DO ATTEND.


                                                                                                                             2001
                                                                                     --------------------------------------------

                                                                                                                             2001
                                                                                     --------------------------------------------
                                                                                     SIGNATURE                               DATE
-----------------------------------------------------------------------------------------------------------------------------------

                           -- FOLD AND DETACH HERE --

                               SAUER-DANFOSS INC.

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

TO VOTE BY TELEPHONE:
Using a touch-tone phone call Toll-free        1-877-PRX-VOTE (1-877-779-8683)

TO VOTE BY INTERNET
Log on to the Internet and go to the website: HTTP://WWW.EPROXYVOTE.COM/SHS

NOTE: IF YOU VOTE OVER THE INTERNET, YOU MAY INCUR COSTS SUCH AS
TELECOMMUNICATION AND INTERNET ACCESS CHARGES FOR WHICH YOU WILL BE
RESPONSIBLE.

                      THANK YOU FOR VOTING YOUR SHARES
                          YOUR VOTE IS IMPORTANT!

 DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

                               SAUER-DANFOSS INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2001

Dear 40l(k) Plan Participant:

     This letter and the enclosed proxy materials are being sent to you in connection with the 2001 Annual Meeting of Stockholders of Sauer-Danfoss Inc. because you are a participant in either the Sauer-Danfoss Employees' Savings and Retirement Plan or the LaSalle Factory Employee Savings Plan and you have elected to invest a portion of your 401(k) plan contributions in Sauer-Danfoss stock. In order to direct Institutional Trust Company, the trustee of your 40l(k) plan (the "Trustee"), to vote the shares of Sauer-Danfoss stock held on your behalf under your 40l(k) plan, you must return the enclosed proxy card to the Company's transfer agent in the enclosed return envelope by no later than May 11, 2001. The transfer agent will tabulate the votes for the 401(k) plan participants and transmit the information to the Trustee to permit the Trustee to vote the shares.

     Most 401(k) plan participants also have the option of directing the Trustee via the Internet or by using a toll-free telephone number. Check your proxy card to see which options are available to you. Please be aware that if you transmit your instructions over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The Internet and telephone facilities will be available until 5:00 p.m. (EST) on May 11, 2001.

     Please note that the enclosed proxy materials begin with a cover letter addressed generally to Sauer-Danfoss stockholders. The information about the annual meeting in that letter is applicable to all stockholders, including those who hold securities through the Company's 401(k) plans, BUT THE MAILING AND VOTING INSTRUCTIONS IN THAT LETTER APPLY ONLY TO SHARES HELD OUTSIDE THE 401(k) PLANS. This letter provides the specific mailing instructions applicable to instructing the Trustee on how to vote the Sauer-Danfoss shares held through your 401(k) plan. The proxy card and return envelope enclosed herewith have been specifically coded for 401(k) plan participants.

     If you also hold shares of Sauer-Danfoss Inc. stock outside of your 40l(k) plan as a beneficial owner, you will receive a separate set of proxy materials to enable you to vote the shares held in your individual capacity. The proxy card enclosed with this mailing cannot be used to vote the shares held in your individual capacity; it may only be used to direct the Trustee to vote the shares held on your behalf under the 40l(k) plan in which you participate. The Trustee will vote the shares held in the 40l(k) plan on your behalf in accordance with your instructions on the enclosed proxy card or transmitted over the Internet or by telephone. If you do not give your instructions via the Internet, by using the toll-free telephone number, or by returning the proxy card to the transfer agent by May 11, 2001, the Trustee will vote the shares held on your behalf in the same proportion as the Trustee votes the shares held on behalf of the other participants in your 40l(k) plan for whom the Trustee does receive voting instructions.

     The 2001 Annual Meeting of Stockholders of Sauer-Danfoss Inc. will be held on Wednesday, May 16, 2001, at 8:30 a.m. (local time), at The Northland Inn, 7025 Northland Drive, Brooklyn Park, Minnesota 55428. At the meeting, stockholders will act on the following matters:

     1. To elect ten (10) directors for a term expiring at the Annual Meeting of Stockholders to be held in 2002, and until their respective successors are duly elected and shall qualify.

     2. To ratify the appointment of KPMG LLP as the Company's independent accountants for 2001.

     3. To transact such other business as may properly come before the meeting or any postponement, adjournment, or adjournments.

     You cannot attend the meeting to vote the shares held for your account under your 401(k) plan in person; you can only direct the Trustee to vote on your behalf. Stockholders of record at the close of business on March 29, 2001, are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.

     In order to direct the Trustee to vote the shares held on your behalf under the 40l(k) plan in accordance with your wishes, you must transmit your instructions via the Internet, by telephone, or by returning the enclosed proxy card to the transfer agent prior to 5:00 p.m. (EST) on or before Friday, May 11, 2001, which is three business days prior to the date of the Annual Meeting of Stockholders, so that the Trustee may properly tabulate and carry out the voting instructions it receives.

                                             By order of the Board of Directors,


                                             Kenneth D. McCuskey
                                             CORPORATE SECRETARY

Ames, Iowa
April 11, 2001


                                    2